Exhibit (10)(pp)
Execution Copy
AMENDMENT NO. 18
TO
RECEIVABLES PURCHASE AGREEMENT
          THIS AMENDMENT NO. 18 TO RECEIVABLES PURCHASE AGREEMENT (this “Amendment”) dated as of February 12, 2010, is entered into among CONSUMERS RECEIVABLES FUNDING II, LLC (“Seller”), CONSUMERS ENERGY COMPANY, in its capacity as Servicer (in such capacity, the “Servicer”), FALCON ASSET SECURITIZATION COMPANY LLC (“Falcon”), and JPMORGAN CHASE BANK, N.A. (as successor by merger to Bank One, NA (Main Office Chicago)) (“JPMorgan”), as a Financial Institution and as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the “Purchase Agreement” referred to below.
PRELIMINARY STATEMENTS
          A. Reference is made to that certain Receivables Purchase Agreement dated as of May 22, 2003 among Seller, Servicer, Falcon and JPMorgan, as a Financial Institution and the Administrative Agent (as amended prior to the date hereof and as the same may be further amended, restated, supplemented or modified from time to time, the “Purchase Agreement”).
          B. The parties hereto have agreed to amend certain provisions of the Purchase Agreement upon the terms and conditions set forth herein.
     SECTION 1. Amendment. Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the parties hereto hereby agree to amend the Purchase Agreement as follows:
     (a) Section 7.1(b) of the Purchase Agreement is hereby amended to add the following clause (ix) after clause (viii):
     (ix) Appointment of Independent Manager. The decision to appoint a new manager of Seller as the “Independent Manager” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager.”
     (b) Section 7.1(i) of the Purchase Agreement is amended to (i) delete the word “and” appearing at the end of clause (xii), (ii) delete the “.” appearing at the end of clause (xiii) and replace it with “; and” and (iii) add the following clause (xiv) after clause (xiii):
     (xiv) maintain its Certificate of Formation and Limited Liability Company Agreement in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Formation or

Limited Liability Company Agreement in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement;
     (c) Section 7.1(u) of the Purchase Agreement is deleted and replaced with the following:
     (u) Certification of Receivables Classification.. In connection with the delivery of each Monthly Report, the Servicer shall certify to the Administrative Agent that it has made diligent inquiry and that the accounts receivable included in such report as Receivables are identified on the books and records of the Originator and the Seller with the account code “Account 1460000 Customer Receivables” or “Account 1460201 — A/R Other”.
     (d) Section 9.1(f) of the Purchase Agreement is deleted and replaced with the following:
     (f) As at the end of any Accrual Period:
     (i) the average of the Dilution Ratios as of the end of such Accrual Period and the two preceding Accrual Periods shall exceed 2.0%, or
     (ii) the average of the Loss-to-Liquidation Ratios as of the end of such Accrual Period and the two preceding Accrual Periods shall exceed 2.5%, or
     (iii) the average of the Past Due Ratios as of the end of such Accrual Period and the two preceding Accrual Periods shall exceed (A) 12.0% for any Accrual Period occurring in May through November of any calendar year or (B) 8.5% for any Accrual Period occurring in December through April of any calendar year, or
     (iv) the average of the Days Sales Outstanding Ratios as of the end of such Accrual Period and the two preceding Accrual Periods shall exceed 55 days.
     (e) Section 9.1 of the Purchase Agreement is amended to add the following clause (n) after clause (m):
     (n) At any time on or after February 12, 2010, any Person shall be appointed as an Independent Manager of Seller without prior notice thereof having been given to the Administrative Agent in accordance with Section7.1(b)(ix) or without the written acknowledgement by the Administrative Agent that such Person conforms, to the reasonable satisfaction of the Administrative Agent, with the criteria set forth in the definition herein of “Independent Manager.”

     (f) Section 10.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     Section 10.3 Increased Cost and Reduced Return. If any Regulatory Change (i) subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon presentation to Seller of a certificate setting forth the basis for such determination and the additional amounts reasonably determined by the Administrative Agent to reasonably compensate such Funding Source for the period of up to 90 days prior to the date on which such certificate is delivered to Seller, Seller shall pay to the Administrative Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction. The term “Regulatory Change” shall mean (i) the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein after the date hereof, (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, or (iii) the compliance, after the date hereof, by any Funding Source with the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, or any rules or regulations promulgated in connection therewith by any such agency.
     (g) Section 10.5 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

     Section 10.5 Accounting Based Consolidation Event. Upon demand by the Administrative Agent, Seller shall pay to the Administrative Agent, for the benefit of the relevant Funding Source, such amounts as such Funding Source reasonably determines will compensate or reimburse such Funding Source for any (i) fee, expense or increased cost charged to, incurred or otherwise suffered by such Funding Source, (ii) reduction in the rate of return on such Funding Source’s capital or reduction in the amount of any sum received or receivable by such Funding Source or (iii) internal capital charge or other imputed cost determined by such Funding Source to be allocable to Seller or the transactions contemplated in this Agreement, in each case resulting from or in connection with the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of Conduit that are subject to this Agreement or any other Transaction Document with all or any portion of the assets and liabilities of an Funding Source. Amounts under this Section 10.5 may be demanded at any time without regard to the timing of issuance of any financial statement by Conduit or by any Funding Source.
     (h) The following new Section 13.18 is hereby added to the Purchase Agreement immediately following Section 13.17 of the Purchase Agreement.
     Section 13.18 Required Ratings. The Administrative Agent shall have the right at any time to request that public ratings of the facility evidenced by this Agreement of at least A-/A3 (the “Required Ratings”) be obtained from two credit rating agencies acceptable to the Administrative Agent. Each of Seller and Servicer agree that they shall cooperate with the Administrative Agent’s efforts to obtain the Required Ratings, and shall provide the Administrative Agent, for distribution to the applicable credit rating agencies, any information reasonably requested by such credit rating agencies for purposes of providing the Required Ratings. Any such request (a “Ratings Request”) shall be in writing, and if the Required Ratings are not obtained within 60 days following the date of such Ratings Request (the “Ratings Request Due Date”) (unless the failure to obtain the Required Ratings is solely the result of the Administrative Agent’s failure to provide the credit rating agencies with sufficient information to permit the credit rating agencies to perform their analysis, and is not the result of Seller or Servicer’s failure to cooperate or provide sufficient information to the Administrative Agent), (i) upon written notice by the Administrative Agent to Seller within 90 days after the Ratings Request Due Date, the Amortization Date shall occur, and (ii) outstanding Capital shall thereafter bear interest at a rate per annum equal to 2.00% above the Alternate Base Rate. The Administrative Agent or the relevant Purchasers shall pay the initial fees payable to the credit rating agencies for providing the Required Ratings.
     (i) Exhibit I to the Purchase Agreement is hereby amended to delete the definitions “Amortization Date” “Applicable Stress Factor”, “Dilution Horizon Factor”, “Funding Source”, “Independent Manager”, “Liquidity Termination Date” and “Receivable” and replace them with the following:

     “Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d), (iii) the Business Day specified in a written notice from the Administrative Agent following the occurrence of any other Amortization Event, (iv) the Liquidity Termination Date, (iv) the date which is at least fifteen (15) Business Days after the Administrative Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement, provided that any prepayment resulting from such declaration of the Amortization Date shall be subject to the provisions of Section 2.1 and (v) the Business Day specified in a written notice from the Administrative Agent to Seller in accordance with Section 13.18.
     “Applicable Stress Factor” means 2.25.
     “Dilution Horizon Factor” means, at any time, a fraction, the numerator of which equals the sum of (a) the aggregate Original Balance of all Billed Receivables originated during the two most recently ended Accrual Periods and (b) the aggregate Original Balance of all Unbilled Receivables as of the end of the most recently ended Accrual Period, and the denominator of which equals the Net Receivables Balance as of the end of the most recently ended Accrual Period.
     “Funding Source” means (i) any Financial Institution, (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Conduit, (iii) any agent, administrator or manager of Conduit, (iv) any bank holding company in respect of any of the foregoing or (v) any Conduit or any entity that is consolidated with any Conduit for financial and/or regulatory accounting purposes.
     “Independent Manager” means, with respect to Seller, a manager who (i) is not, and within the previous five years was not (except solely by virtue of such Person’s serving as, or being an Affiliate of any other Person serving as, an independent director or manager, as applicable, of Consumers or any bankruptcy-remote special purpose entity that is an Affiliate of Consumers or Seller,) (a) a stockholder, member, partner, director, officer, employee, Affiliate, customer, supplier, creditor or independent contractor of, or any Person that has received any benefit in any form whatever from (other than in such manager’s capacity as a ratepayer or customer of Consumers in the ordinary course of business), or any Person that has provided any service in any form whatsoever to, or any major creditor (or any Affiliate of any major creditor) of, Seller, Consumers, or any of their Affiliates, or (b) any Person owning beneficially, directly or indirectly, any outstanding shares of common stock, any limited liability company interests or any partnership interests, as applicable, of Seller, Consumers or any of their Affiliates, or of any major creditor (or any Affiliate of any major creditor) of any of the foregoing, or a stockholder, member, partner, director, officer, employee, Affiliate, customer, supplier, creditor or independent contractor of, or any Person that has received any benefit in any form whatever from (other than in such Person’s capacity as a ratepayer or customer of Consumers in the ordinary course of business), or any Person that has provided any service in any form whatever to, such beneficial owner or any of such beneficial owner’s Affiliates, or (c) a member of the immediate family of any person described above; provided that the indirect or beneficial ownership of stock through a mutual fund or similar diversified investment vehicle with respect to which the owner does not have discretion or control over the investments held by such diversified investment vehicle shall not preclude such owner from being an Independent Manager; (ii) has prior experience as an independent director or independent manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers, as applicable, thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (iii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this definition, “major creditor” shall mean a natural person or business entity to which Seller, Consumers or any of their Affiliates has outstanding indebtedness for borrowed money or credit on open account in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Manager adversely to the interests of Seller when the interests of that Person are adverse to those of Seller.
     “Liquidity Termination Date” means February 11, 2011.
     “Receivable” means all indebtedness and other obligations owed to Seller, CRF I or Originator (at the time it arises, and before giving effect to any transfer or conveyance under the applicable Sale Agreement or hereunder) or in which Seller, CRF I or Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods, electricity or gas or the rendering of services by Originator, and which is identified on the books and records of the Originator or Seller (including its accounting system) with the account code “Account 1460000 Customer Receivables” or “Account 1460201 — A/R Other” (or, in each case, any subsequent or replacement account code used to identify similar indebtedness or other similar obligations owed to Seller or Originator), and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor, Seller, CRF I or Originator treats such indebtedness, rights or obligations as a separate payment obligation. Notwithstanding the foregoing, “Receivable” does not include (i) Transferred Securitization Property or (ii) the books and records relating solely to the Transferred Securitization Property; provided that the determination of what constitutes collections of the Securitization Charges in respect of Transferred Securitization Property shall be made in accordance with the allocation methodology specified in Annex 2 to the Servicing Agreement.
     (j) Exhibit I to the Purchase Agreement is hereby amended to delete the percentage “10%” in clause (i) of the definition of “Dilution Percentage” and replace it with “6%”.
     (k) Exhibit IV to the Purchase Agreement is hereby replaced in its entirety with Exhibit IV attached hereto.
     SECTION 2. Representations and Warranties. Each of the Seller and the Servicer hereby represents and warrants to each of the other parties hereto, as to itself that:
     (a) it has all necessary corporate or company power and authority to execute and deliver this Amendment and to perform its obligations under the Purchase Agreement as amended hereby, the execution and delivery of this Amendment and the performance of its obligations under the Purchase Agreement as amended hereby has been duly authorized by all necessary corporate or company action on its part and this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and
     (b) on the date hereof, before and after giving effect to this Amendment, (i) other than as waived pursuant to this Amendment, no Amortization Event or Potential Amortization Event has occurred and is continuing and (ii) the aggregate Purchaser Interests do not exceed the Applicable Maximum Purchaser Interest.
     SECTION 3. Conditions Precedent. This Amendment shall become effective on the first Business Day (the “Effective Date”) on which (i) the Administrative Agent or its counsel has received four (4) counterpart signature pages to each of this Amendment and the Fee Letter of even date herewith, in each case, executed by each of the parties hereto and (ii) the Administrative Agent has received the Amendment Fee (as such term is defined in the Fee Letter).
     SECTION 4. Reference to and Effect on the Transaction Documents.
     (a) Upon the effectiveness of this Amendment, (i) each reference in the Purchase Agreement to “this Receivables Purchase Agreement”, “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Purchase Agreement as amended or otherwise modified hereby, and (ii) each reference to the Purchase Agreement in any other Transaction Document or any other document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to the Purchase Agreement as amended or otherwise modified hereby.
     (b) Except as specifically amended, terminated or otherwise modified above, the terms and conditions of the Purchase Agreement, of all other Transaction Documents and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.
     (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Purchaser under the Purchase Agreement or any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein.
     SECTION 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic format shall be effective as delivery of a manually executed counterpart of this Amendment.
     SECTION 6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     SECTION 7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
     SECTION 8. Fees and Expenses. Seller hereby confirms its agreement to pay on demand all reasonable costs and expenses of the Administrative Agent or Purchasers in connection with the preparation, execution and delivery of this Amendment and any of the other instruments, documents and agreements to be executed and/or delivered in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent or Purchasers with respect thereto.
[Remainder of Page Deliberately Left Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the date first above written.

CONSUMERS RECEIVABLES FUNDING II, LLC
By:	/s/ Laura L. Mountcastle
	Name:	Laura L. Mountcastle
	Title:	President, Chief Executive Officer, Chief Financial Officer and Treasurer

CONSUMERS ENERGY COMPANY, as Servicer
By:	/s/ Laura L. Mountcastle
	Name:	Laura L. Mountcastle
	Title:	Vice President and Treasurer
Signature Page to Amendment No. 18

FALCON ASSET SECURITIZATION COMPANY LLC
By:	JPMorgan Chase Bank, N.A., its attorney-in-fact

By:	/s/ Patrick Menichillo
	Name:	Patrick Menichillo
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Financial Institution and Administrative Agent
By:	/s/ Patrick Menichillo
	Name:	Patrick Menichillo
	Title:	Vice President
Signature Page to Amendment No. 18

EXHIBIT IV
NAMES OF COLLECTION BANKS; COLLECTION ACCOUNTS; LOCK-BOXES
JP Morgan Chase Bank
717 Travis, TX2-S084
Houston, TX 77002
Contact: Nina Lacy
Phone: 713-216-2227
Collection Account: 1242263
Comerica Bank
500 Woodward Avenue, 9th Floor, MC3268
Detroit, MI 48226
Contact: Stacie McVeigh
Phone: 313-222-4515
Collection Account: 1076119914
Bank of America
540 W Madison St, Suite 1622
Chicago, IL 60661
Contact: Gabrielle Serrao
Phone: 800-699-7188 ext. 49452
Specified Accounts: 4825285820
Collection Account: 1054516142
Wachovia Bank
10401 Deerwood Park Blvd — FL0117
South Building, 3rd Floor
Jacksonville, FL 32256
Contact: Carol Grant
Phone: 800-590-7868 team 662 ext. 4
Collection Account: 2000032635920
Lock-Box Zip Code
Lansing, MI 48937-0001